As filed with the Securities and Exchange Commission on October 11, 2002
                                                      Registration No: 333-85864

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ---------------------------------------

                                  PRE-EFFECTIVE
                                 AMENDMENT NO. 2
                                       To
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                       ----------------------------------------

                               UNOCAL CORPORATION
               (Exact name of registrant specified in its charter)

         Delaware                                      95-3825062
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                        2141 Rosecrans Avenue, Suite 4000
                          El Segundo, California 90245
                                 (310) 726-7600
               (Address, including zip code, and telephone number,
                including area code, of principal executive offices)

                             DENNIS P.R. CODON, ESQ.
         Senior Vice President, Chief Legal Officer and General Counsel
                        2141 Rosecrans Avenue, Suite 4000
                          El Segundo, California 90245
                                 (310) 726-7600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                        CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
-------------------------------- ---------------------- ------------------- ------------------------ -----------------

                                                         Proposed maximum      Proposed maximum         Amount of
    Title of each class of           Amount to be         offering price      aggregate offering       registration
  securities to be registered         registered           per unit(1)             price(1)               fee(2)
-------------------------------- ---------------------- ------------------- ------------------------ -----------------
-------------------------------- ---------------------- ------------------- ------------------------ -----------------
Common Stock, $1.00 par value       1,016,310 shares          $38.24           $38,863,694               $3,575
per share (including Preferred
Stock Purchase Rights)
-------------------------------- ---------------------- ------------------- ------------------------ -----------------

(1) Solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based upon the average of the high and low prices reported in the consolidated reporting system for April 4, 2002.
(2) Fee paid on April 8, 2002 with original filing.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              Subject to Completion
                 Preliminary Prospectus Dated October __, 2002

                             PRELIMINARY PROSPECTUS

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               UNOCAL CORPORATION
                        1,016,310 SHARES OF COMMON STOCK

This Prospectus relates to shares of common stock of Unocal Corporation, a Delaware corporation, which may be offered and resold from time to time by the selling stockholders listed below (the "Selling Stockholders"). They obtained the shares through the Unocal Executive Stock Purchase Plan which was approved by stockholders in 2000.

We anticipate that the Selling Stockholders will offer shares for sale at prices prevailing on the New York Stock Exchange on the date of sale. We will not receive any of the proceeds from the sale of the securities covered by this Prospectus. The Selling Stockholders will pay all selling and other expenses, if any, associated with any sale of the shares. We will pay all of the expenses of registration incurred in connection with this offering.

Each Selling Stockholder and any broker executing selling orders on behalf of them may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the New York Stock Exchange under the symbol "UCL." On October 10, 2002, the last reported sale price of our common shares on the NYSE was $28.88 per share.

See "Risk Factors" beginning on page 3 to read about material risks you should consider before buying shares of Unocal common stock.

Our principal executive offices are located at 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245 and our telephone number is (310) 726-7600.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS

PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. The Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and business prospects may have changed since that date.

               The date of this Prospectus is October __, 2002.




                                TABLE OF CONTENTS


         UNOCAL......................................................       3

         RISK FACTORS................................................       3

         SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS..................      11

         USE OF PROCEEDS.............................................      12

         SELLING STOCKHOLDERS........................................      12

         PLAN OF DISTRIBUTION........................................      14

         LEGAL MATTERS...............................................      14

         EXPERTS.....................................................      15

         WHERE YOU CAN FIND MORE INFORMATION.........................      15

         SIGNATURES..................................................      19

                                     UNOCAL

We were incorporated in Delaware in 1983 to operate as the parent company of Union Oil Company of California ("Union Oil"), which was incorporated in California in 1890. We conduct substantially all of our operations through Union Oil and its subsidiaries.

We are one of the world's largest independent oil and gas exploration and production companies, with principal operations in North America and Asia. We are also a leading producer of geothermal energy and a provider of electrical power in Asia. Other activities include ownership in proprietary and common carrier pipelines, natural gas storage facilities and the marketing and trading of hydrocarbon commodities.

Our principal executive offices are located at 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245, and the telephone number at that address is
(310) 726-7600.

                                  RISK FACTORS

If you purchase our common stock, you will incur financial risk. Our business activities also are subject to the hazards and risks. Before buying our stock in this offering, you should carefully consider the material risks described below, as well as other information contained in this prospectus and the documents incorporated by reference in this prospectus under the caption "Where You Can Find More Information." If any of the events described below occur, our business, financial condition and/or results of operations could be materially harmed, and you could lose part or all of your investment.

Our Profitability Is Highly Dependent on the Prices of Crude Oil, Natural Gas and Natural Gas Liquids, Which Have Historically Been Very Volatile.

Our revenues, profitability, cash flow and future rate of growth are highly dependent on the prices of crude oil, natural gas and natural gas liquids, which are affected by numerous factors beyond our control. Oil and gas liquids and gas prices historically have been very volatile. For example, our lower 48 U.S. gas prices declined significantly in 2001 from the very high levels reached in the second half of 2000 and early 2001. A significant downward trend in commodity prices, comparable to the commodity prices experienced in 1998, would have a material adverse effect on our revenues, profitability and cash flow and could result in a reduction in the carrying value of our oil and gas properties and the amounts of our proved oil and gas reserves.

Our Hedging and Speculating Activities May Prevent Us from Benefiting from Price Increases and May Expose Us to Other Risks.

To the extent that we engage in hedging activities to endeavor to protect ourselves from price volatility, we may be prevented from realizing the benefits of price increases above the levels of the hedges. In addition, we engage in speculative trading in hydrocarbon commodities and derivative instruments in connection with our risk management activities, which subjects us to additional risk.

Our Drilling Activities May Not Be Productive.

Drilling for oil and gas involves numerous risks, including the risk that we will not encounter commercially productive oil or gas reservoirs. The costs of drilling, completing and operating wells are often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

o    Unexpected drilling conditions;
o    Pressure or irregularities in formations;
o    Equipment failures or accidents;
o    Fires, explosions, blow-outs and surface cratering;
o    Marine risks such as capsizing, collisions and hurricanes;
o    Adverse weather conditions; and
o    Shortages or delays in the delivery of equipment.

Our future drilling activities may not be successful and, if unsuccessful, this failure could have an adverse effect on our future results of operations and financial condition. While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons. Because of the percentage of our capital budget devoted to higher risk exploratory projects, it is likely that we will continue to experience significant exploration and dry hole expenses.

As part of our strategy, we explore for oil and gas offshore, sometimes in deep water and/or at deep drilling depths, where operations are more difficult and costly than on land or than at shallower depths and in shallower waters. Deepwater operations may require a significant amount of time between a discovery and the time that we can produce and market the oil or gas, increasing both the financial and operational risks involved with these activities.

We May Not Be Insured against All of the Operating Risks to which Our Business Is Exposed.

Our business is subject to all of the operating risks normally associated with the exploration for and production of oil and gas, including blowouts, cratering and fire, any of which could result in damage to, or destruction of, oil and gas wells or formations or production facilities and other property and injury to persons. As protection against financial loss resulting from these operating hazards, we maintain insurance coverage, including certain physical damage, comprehensive general liability and worker's compensation insurance. However, we are not fully insured against all risks in our business. The occurrence of a significant event against which we are not fully insured could have a material adverse effect on our results of operations and possibly on our financial position.

Material Differences between Estimated and Actual Timing of Critical Events May Affect Completion of and Commencement of Production from Development Projects.

We are involved in several large development projects, principally offshore. Key factors that may affect the timing and outcome of such projects include: project approvals by joint venture partners; timely issuance of permits and licenses by governmental agencies; manufacturing and delivery schedules of critical equipment, such as offshore platforms, and commercial arrangements for pipelines and related equipment to transport and market hydrocarbons. Delays and differences between estimated and actual timing of critical events may affect the completion of and commencement of production from projects.

Our Oil and Gas Reserve Data and Future Net Revenue Estimates Are Uncertain.

Estimates of reserves by necessity are projections based on engineering data, the projection of future rates of production and the timing of future expenditures. We base the estimates of our proved oil and gas reserves and projected future net revenues on reserve reports we prepare. The process of estimating oil and gas reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Different reserve engineers may make different estimates of reserve quantities and revenues attributable to those reserves based on the same data. Future performance that deviates significantly from reserve reports could have a material adverse effect on our business and prospects, as well as on the amounts and carrying values of such reserves.

Fluctuations in the prices of oil and natural gas have the effect of significantly altering reserve estimates, because the economic projections inherent in the estimates may reduce or increase the quantities of recoverable reserves. We may not realize the prices our reserve estimates reflect or produce the estimated volumes during the periods those estimates reflect. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates.

Any downward revision in our estimated quantities of reserves or of the carrying values of our reserves could have adverse consequences on our financial results, such as increased depreciation, depletion and amortization charges and/or impairment charges, which would reduce earnings and stockholders' equity.

If We Fail to Find or Acquire Additional Reserves, Our Reserves and Production Will Decline Materially from Their Current Levels.

The rate of production from oil and gas properties generally declines as reserves are depleted. Except to the extent we conduct successful exploration and development activities or, through engineering studies, identify additional productive zones or secondary recovery reserves, and/or acquire additional properties containing proved reserves, our proved reserves will decline materially as oil and gas is produced. Future oil and gas production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves.

Our Growth Depends Significantly on Our Ability to Acquire Oil and Gas Properties on a Profitable Basis.

Acquisitions of producing oil and gas properties have been a key element of maintaining and growing our reserves and production in recent years, particularly in North America. The success of any acquisition will depend on a number of factors, including the ability to estimate accurately the recoverable volumes of reserves, rates of future production and future net revenues attainable from reserves and to assess future abandonment and possible future environmental liabilities.

There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs and potential liabilities with respect to acquired properties. Actual results may vary substantially from those assumed in the estimates.

Domestic Governmental Risks

Our domestic operations have been, and at times in the future may be, affected by political developments and by federal, state and local laws and regulations such as restrictions on production, changes in taxes, royalties and other amounts payable to governments or governmental agencies, price controls and environmental protection regulations.

Global Political and Economic Developments May Impact Operations.

Political and economic factors in international markets may have a material adverse effect on our operations. On an equivalent-barrel basis, approximately one-half of our oil and gas production in 2001 was outside the United States, and approximately two-thirds of our proved oil and gas reserves at December 31, 2001, were located outside of the United States. All of our geothermal operations and reserves are located outside the United States.

There are many risks associated with operations in international markets, including changes in foreign governmental policies relating to crude oil, natural gas liquids, natural gas and geothermal steam pricing and taxation, other political, economic or diplomatic developments, changing political conditions and international monetary fluctuations. These risks include:

o    Political and economic instability or war;
o The possibility that a foreign government may seize our property with or without compensation;
o    Confiscatory taxation;
o    Litigation arising from our foreign investments or operations;
o    A  foreign   government   attempting  to  renegotiate  or  revoke  existing
     contractual arrangements;
o    Fluctuating currency values and currency controls; and
o Constrained natural gas markets dependent on demand in a single or limited geographical area.

Actions of the United States government through tax and other legislation, executive order and commercial restrictions can adversely affect our operating profitability overseas, as well as in the

U.S. The United States government can prevent or restrict us from doing business in foreign countries. These restrictions and those of foreign governments have in the past limited our ability to operate in or gain access to opportunities in various countries. Various agencies of the United States and other governments have from time to time imposed restrictions on our ability to operate in or gain attractive opportunities in various countries. Actions by both the United States and host governments have affected operations significantly in the past and will continue to do so in the future.

The Oil and Gas Exploration and Production Industry Is Very Competitive, and Many of Our Exploration and Production Competitors Have Greater Financial and/or Other Resources than We Do.

Strong competition exists in all sectors of the oil and gas exploration and production industry and, in particular, in the exploration for and development of new reserves. We compete with major integrated and other independent oil and gas companies for the acquisition of oil and gas leases and other properties, for the equipment and labor required to develop and operate those properties and the marketing of oil and natural gas production. Many of our competitors have financial and other resources substantially greater than those available to us. As a consequence, we may be at a competitive disadvantage in bidding for drilling rights. In addition, many of our larger competitors may have a competitive advantage when responding to factors that affect the demand for oil and natural gas production, such as changes in worldwide prices and levels of production, the cost and availability of alternative fuels and the application of government regulations. We also compete in attracting and retaining personnel, including geologists, geophysicists, engineers and other specialists.

Environmental Compliance and Remediation Have Resulted in and Could Continue to Result in Increased Capital Requirements and Operating Costs.

Our operations are subject to numerous laws and regulations relating to the protection of the environment. We have incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of these laws and regulations. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination may require us to make material expenditures or subject us to liabilities beyond what we currently anticipate. In addition, any failure by us to comply with existing or future laws could result in civil or criminal fines and other enforcement action against us.

Our past and present operations and those of companies we have acquired expose us to civil claims by third parties for alleged liability resulting from contamination of the environment or personal injuries caused by releases of hazardous substances.

For example:

o We are investigating or remediating contamination at a large number of formerly and currently owned and/or operated sites; and

o We have been identified as a potentially responsible party at several Superfund and other multi-party sites where we or our predecessors are alleged to have disposed of wastes in the past.

Environmental laws are subject to frequent change and many of them have become more stringent. In some cases, they can impose liability for the entire cost of cleanup on any responsible party without regard to negligence or fault and impose liability on us for the conduct of others or conditions others have caused, or for our acts that complied with all applicable requirements when we performed them.

It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental and legal matters and other contingencies because:

o Some sites are in the early stages of investigation, and other sites may be identified in the future;
o Cleanup requirements are difficult to predict at sites where remedial investigations have not been completed or final decisions have not been made regarding cleanup requirements, technologies or other factors that bear on cleanup costs;
o Environmental laws frequently impose joint and several liability on all potentially responsible parties, and it can be difficult to determine the number and financial condition of other potentially responsible parties and their shares of responsibility for cleanup costs;
o Environmental laws and regulations are continually changing, and court proceedings are inherently uncertain; and
o Some legal matters are in the early stages of investigation or proceeding or their outcomes otherwise may be difficult to predict, and other legal matters may be identified in the future.

Due to these uncertainties we could be required to provide significant additional reserves in the future, which would adversely affect our results of operations and possibly our financial position.

More detailed information with respect to the matters discussed above is set forth under the caption - "Environmental Regulation" in our amended 2001 Annual Report on Form 10-K/A, which is incorporated into this prospectus by reference.

Unocal Depends Upon Payments from Its Subsidiaries.

Unocal conducts substantially all of its operations through Union Oil, 65-percent-owned Pure Resources, Inc., and other subsidiaries. Unocal's principal sources of cash are dividends and advances from its subsidiaries, investments, payments by subsidiaries for services rendered and interest payments from subsidiaries on cash advances. The amount of cash and income available to Unocal from its subsidiaries largely depends upon each subsidiary's earnings and operating capital requirements. The terms of Pure's borrowing arrangements and its publicly-held minority interest limit payments and transfers of funds. In addition, the ability of the subsidiaries to make any payments or transfer funds will depend on the subsidiaries' earnings, business and tax considerations and legal restrictions. Failure to receive adequate cash and income from its subsidiaries could jeopardize Unocal's ability to make payments on debt securities issued by

Unocal, including those held by Unocal Capital Trust, to satisfy Unocal's guarantees of debt securities of Union Oil and the preferred securities of Unocal Capital Trust, and to pay dividends on its common stock.

Our Debt Level May Limit Our Financial Flexibility.

As of June 30, 2002, our balance sheet showed we had approximately $3.12 billion of total debt outstanding. In addition, Unocal Capital Trust, a consolidated finance subsidiary, has $522 million of convertible preferred securities outstanding, which represent beneficial interests in a like amount of subordinated debt issued to the Trust by Unocal. We may incur additional debt in the future, including in connection with acquisitions, recapitalizations and refinancings. The level of our debt could have several important effects on our future operations, including, among others:

o A significant portion of our cash flow from operations will be applied to the payment of principal and interest on the debt and will not be available for other purposes;
o Credit rating agencies have changed and may continue to change their ratings of our debt and other obligations as a result of changes in our debt level, financial condition, earnings and cash flow, which in turn impacts the costs, terms and conditions and availability of financing;
o Covenants contained in our existing and future debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;
o Our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;
o We may be at a competitive disadvantage to similar companies that have less debt; and
o    Our vulnerability to adverse economic and industry conditions may increase.

A Change of Control of Unocal Could Result in the Acceleration of Our Outstanding Bank Borrowings and Trigger Various Change-of-Control Provisions Included in Employee and Director Plans and Agreements.

Two of our bank credit facilities, under which we can borrow an aggregate of up to $1,000,000,000, provide for the termination of their loan commitments and require the prepayment of all outstanding borrowings under the facilities in the event that (1) any person or group becomes the beneficial owner of more than 30 percent of the then outstanding voting stock of Unocal other than in a transaction having the approval of Unocal's board of directors, at least a majority of which are continuing directors, or (2) if continuing directors shall cease to constitute at least a majority of the board. If this situation were to occur, we would likely be required to refinance the outstanding indebtedness under these credit facilities. There can be no assurance that we would be able to refinance this indebtedness or, if a refinancing were to occur, that the refinancing would be on terms favorable to us.

Under various employee and director plans and agreements, in the event of a change in control, restricted stock would become unrestricted, unvested options and phantom units would vest, performance shares, performance bonus awards and incentive compensation would be paid out, and directors' units would be paid out if the director has so elected. We have also entered into employment agreements and other agreements with certain of our employees containing change-of-control provisions.

We have adopted an enhanced severance program for approximately 2,800 U.S.-payroll employees not represented by collective bargaining agreements and a limited number of international employees in the event they lose their jobs through a change of control.

Unocal May Issue Preferred Stock, the Terms of Which Could Adversely Affect the Voting Power or Value of Its Common Stock.

Unocal's Restated Certificate of Incorporation, which is filed as Exhibit 3.1 to its amended 2001 Annual Report on Form 10-K/A, authorizes it to issue, upon approval of its board of directors but without the approval of its stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over its common stock respecting dividends and distributions, as its board of directors generally may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of Unocal's common stock. For example, Unocal might grant holders of preferred stock the right to elect some number of its directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences Unocal might assign to holders of preferred stock could affect the residual value of the common stock.

Provisions in Unocal's Corporate Documents and Delaware Law Could Delay or Prevent a Change of Control of Unocal, Even If That Change Would Be Beneficial to Its Stockholders.

The existence of some provisions in Unocal's corporate documents and Delaware law could delay or prevent a change of control of Unocal, even if that change would be beneficial to its stockholders. Unocal's Restated Certificate of Incorporation and its Bylaws, which are filed as Exhibit 3.2 to its amended 2001 Annual Report on Form 10-K/A, contain provisions that may make acquiring control of Unocal difficult, including:

o Provisions relating to the classification, nomination and removal of directors;
o    A provision prohibiting stockholder action by written consent;

o A provision that allows only its board of directors to call a special meeting of its stockholders;
o Provisions regulating the ability of its stockholders to bring matters for action before annual meetings of its stockholders; and
o The authorization given to its board of directors to issue and set the terms of preferred stock.

In addition, Unocal has also adopted a stockholder rights plan, which is filed as Exhibit 10.1 to its amended 2001 Annual Report on Form 10-K/A, and which would cause extreme dilution to any person or group that attempts to acquire a significant interest in Unocal without advance approval of its board of directors, while a provision of the Delaware General Corporation Law would impose some restrictions on mergers and other business combinations between Unocal and any holder of 15 percent or more of its outstanding common stock.

Unocal May Reduce or Cease to Pay Dividends on Its Common Stock.

Unocal's stockholders may receive reduced or no future dividends. The amount of cash dividends, if any, to be paid in the future will depend upon their declaration by Unocal's board of directors and upon Unocal's financial condition, results of operations, cash flow, the level of its capital and exploration expenditures, its future business prospects and other related matters that Unocal's board of directors deems relevant.

In addition, under the terms of the outstanding preferred securities of Unocal Capital Trust and the Unocal subordinated debt securities held by the Trust, in which the trust preferred securities represent beneficial interests, Unocal has the right, under certain circumstances to suspend the payment to the Trust of interest on the debt securities, in which event the Trust has the right to suspend the payment of distributions on the trust preferred securities. In this situation, Unocal would be prohibited from paying dividends on the common stock.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. The words "believes," "anticipates," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, some of which our management has not yet identified. Any such forward-looking statements are not guarantees of future performances and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements as the result of various important factors, certain of which but not all of which are discussed at pages 59-61 of Amendment No. 2 to our 2001 Annual Report on Form 10-K/A and in other documents incorporated by reference in this Prospectus.

                                 USE OF PROCEEDS

The shares covered by this Prospectus will be sold by the Selling Stockholders as principals for their own account. The Company will not receive any proceeds from sales of any such shares.

                              SELLING STOCKHOLDERS

This Prospectus relates to shares of common stock (including the associated preferred stock purchase rights) that have been acquired by the Selling Stockholders pursuant to our Executive Stock Purchase Plan which was approved by stockholders in 2000. Six of the Selling Stockholders are employees of Union Oil or one of its subsidiaries; the other four are former employees. The following table sets forth: (a) the name and positions over the past three years with the company of each Selling Stockholder; (b) the number of shares of common stock each Selling Stockholder beneficially owned as of October 10, 2002; (c) the number of shares of common stock acquired by each Selling Stockholder pursuant to the plan and being registered for resale under this Registration Statement, some or all of which shares may be sold pursuant to this Prospectus; and (d) the number of shares of common stock of the total class of common stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such Selling Stockholder pursuant to the plan and registered under this Registration Statement. There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered in this Registration Statement.

----------------------------------------------------------------------------------------------------------------------
            Name                No. of                                                                 No. of
                                Shares     No. of                                                      Shares
                                Before     Resale               Principal Positions with               After
                                Offering   Shares               Company for Last 3 Years               Offering(1)
----------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Charles R. Williamson           220,375    179,736    Chairman of the Board since October 2001 and     40,639
                                                      Chief Executive Officer since January 2001;
                                                      previously, Executive Vice President,
                                                      International Energy Operations, during 1999
                                                      and 2000, Group Vice President, Asia
                                                      Operations, in 1998 and 1999, Group Vice
                                                      President, International Operations, since 1996
----------------------------------------------------------------------------------------------------------------------

(1) Assuming Selling Stockholders sell all of their resale shares.

                                       12


----------------------------------------------------------------------------------------------------------------------
            Name                No. of                                                                 No. of
                                Shares     No. of                                                      Shares
                                Before     Resale               Principal Positions with               After
                                Offering   Shares               Company for Last 3 Years               Offering(1)
----------------------------------------------------------------------------------------------------------------------
Timothy H. Ling                 233,269    179,736    President and Chief Operating Officer since      53,533
                                                      January 2001; previously, Executive Vice
                                                      President, North American Energy Operations, in
                                                      1999 and 2000, and Chief Financial Officer from
                                                      1997 to 2000; also a director of Pure
                                                      Resources, Inc.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Dennis P.R. Codon               122,644    89,868     Senior Vice President, Chief Legal Officer and   32,776
                                                      General Counsel since August 2000; previously,
                                                      Vice President, Chief Legal Officer and General
                                                      Counsel since 1992.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Randy L. Howard                 114,828    89,868     Vice President, International Energy             24,960
                                                      Operations--Myanmar, Thailand, Vietnam, since
                                                      June 1999; previously Group Vice President,
                                                      International Operations, Geothermal, since
                                                      1998, and Vice President, Geothermal
                                                      Operations, since 1997
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Andrew L. Fawthrop               98,503    89,868     Vice President, International Energy              8,635
                                                      Operations--West Africa, Latin America, Caspian
                                                      and Europe, since March 1999; previously New
                                                      Ventures Vice President, West Caspian/Middle
                                                      East, since 1997
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Brian W.G. Marcotte             108,947    71,894     Vice President, International Energy             37,053
                                                      Operations--Brunei, Indonesia, Philippines,
                                                      since June 1999; previously President, Unocal
                                                      Thailand Ltd. since 1993
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Roger C. Beach                  271,228    179,736    No longer with the Company; formerly, Chairman   91,492
                                                      of the Board 1995-2000 and Chief Executive
                                                      Officer 1994-2000
----------------------------------------------------------------------------------------------------------------------

(1) Assuming Selling Stockholders sell all of their resale shares.

                                       13

----------------------------------------------------------------------------------------------------------------------
            Name                No. of                                                                 No. of
                                Shares     No. of                                                      Shares
                                Before     Resale               Principal Positions with               After
                                Offering   Shares               Company for Last 3 Years               Offering(1)
----------------------------------------------------------------------------------------------------------------------
John T. Donohue                  1,568      868       No longer with the Company; formerly, President      700
                                                      Spirit Energy 76 1999-2000, and Vice President,
                                                      Agricultural Products 1996-1999
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
R. Boyd Montgomery              48,275     44,868     No longer with the Company; formerly, Vice         3,407
                                                      President, International Energy
                                                      Operations--Bangladesh, China, India, since March
                                                      1999; previously, New Ventures Vice President,
                                                      East Asia/South Asia, since 1997
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
John C. Ellice-Flint            115,357    89,868     No longer with the Company; formerly, Senior      25,489
                                                      Vice President, Global Exploration and
                                                      Technology, since December 1997
----------------------------------------------------------------------------------------------------------------------

(1) Assuming Selling Stockholders sell all of their resale shares.


                              PLAN OF DISTRIBUTION

It is anticipated that the Selling Stockholders will offer some or all of their shares for sale at prices prevailing on the New York Stock Exchange on the date of sale. We will not receive any of the proceeds from the sale of the shares. The Selling Stockholders will pay all selling and other expenses, if any, associated with any sale of the shares. We will pay all of the expenses of registration incurred in connection with this offering.

Each Selling Stockholder and any broker executing selling orders on behalf of them may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

                                  LEGAL MATTERS

Legal matters in connection with the issuance and sale of the securities offered hereby will be passed upon by Dennis P.R. Codon, Esq., Senior Vice President, Chief Legal Officer and General Counsel of the Company. As of October 10,
2002, Mr. Codon owned beneficially 122,644 shares of Common Stock. He also held options to purchase 212,218 shares of common stock at prices ranging from $32.8125 to $38.8125, with expiration dates ranging from 2006 to 2011. In addition, Mr. Codon held 19,500 performance share units, which could be paid out in up to 39,000 shares of common stock four years after their award dates, depending upon our total return to stockholders.

                                     EXPERTS

The financial statements incorporated in this Prospectus by reference to our amended 2001 Annual Report on Form 10-K/A have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference facilities.

We have filed a registration statement with the SEC on Form S-3 pursuant to the Securities Act of 1933 for the shares of common stock offered by this Prospectus. In accordance with the rules and regulations of the SEC, this Prospectus does not contain all of the information set forth in the registration statement. For further information regarding the shares of common stock offered by this Prospectus, you may examine our registration statement and the documents incorporated therein by reference without charge at the SEC's public reference facilities identified above.

Our reports, proxy statements and other information can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, 17th Floor, New York, New York 10005. Our common stock is listed on the New York Stock Exchange.

The SEC allows us to incorporate by reference the information we file with the SEC. This means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, including any filings made after the date of this registration statement but prior to its effectiveness:

a. Our Annual Report on Form 10-K, as amended by Amendments Nos. 1 and 2 on Form 10-K/A, for the fiscal year ended December 31, 2001;

b. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, and our Quarterly Report on Form 10-Q, as amended by Amendments Nos. 1 and 2 on Form 10-Q/A, for the quarterly period ended June 30, 2002;

c. Our Current Reports on Form 8-K dated (date of earliest event reported) January 22 and 24, March 27, April 8 and 25, and June 10 and 20, August 2 and 20, September 4, 13, 18, 25, and 27, as amended by Amendment No. 1 on Form 8-K/A, and October 1 and 8, 2002;

d. All of our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2001; and

e. The description of our Common Stock, $1.00 par value per share, excluding that of the associated Preferred Stock Purchase Rights, set forth under the caption "Description of the Common Stock," included in the prospectus dated September 25, 1998, of Union Oil Company of California and us (File Nos. 333-58415 and 333-58415-01), together with the description of our now associated Preferred Share Purchase Rights included in our Current Report on Form 8-K dated January 5, 2000, as they have been amended as set forth in our Current Reports on Form 8-K dated (date of earliest event reported) March 27 and August 2, 2002. The descriptions of the 6.25% Trust Convertible Preferred Securities of Unocal Capital Trust, (the "Trust
     Convertible Preferred Securities"), the guarantee thereof by us, and our 6.25% Convertible Junior Subordinated Debentures (as the rights and terms of which may materially limit or qualify the rights evidenced by, or amounts payable with respect to, our common stock) set forth under the captions "Description of the Trust Convertible Preferred Securities," "Description of the Guarantee," "Description of the Convertible Debentures," and "Effect of Obligations under the Convertible Debentures and the Guarantee" in the prospectus dated August 7, 1996, included in the Registration Statement on Form S-4 of Unocal and Unocal Capital Trust (File Nos. 333-09137 and 333-09137-01), as amended by Pre-Effective Amendment No. 1.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

You may obtain copies of certain documents referred to above at our web site at http://www.unocal.com. You also may obtain a copy of any such document at no charge by writing or telephoning us at the following:

                         Stockholder Services Department
                               Unocal Corporation
                        2141 Rosecrans Avenue, Suite 4000
                          El Segundo, California 90245
                                 (800) 252-2233

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution. *

Securities and Exchange Commission registration fee             $     3,575
Accounting fees                                                      17,500
Printing, distribution, and engraving fees                                0
Legal fees and expenses                                               4,551
Miscellaneous                                                             0
                                                               ------------
Total                                                           $    25,626

* All amounts are estimated except for the Securities and Exchange Commission registration fee.

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes Unocal to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws of Unocal provide for the indemnification of directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

In addition, Unocal has provided in its Restated Certificate of Incorporation that it shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law and Unocal has entered into indemnification agreements with each of its directors and officers providing for additional indemnification. Unocal has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

Item 16.  Exhibits.

The Exhibit Index lists the exhibits that are filed as part of this registration statement.

Item 17.  Undertakings.

a.       The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               b. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof)
                    which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the calculation of Registration Fee table in the effective registration statement;

               c. To include any material information with respect to the plan distribution not previously disclosed in this statement or any material change to such information in this registration statement;

          2.   Provided,  however, that the undertakings set forth in paragraphs
               (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          3. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          4.   To  remove  from   registration  by  means  of  a  post-effective
               amendment, any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
     Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on October
11, 2002.

                                                 UNOCAL CORPORATION


                                                 By /S/ Joe D. Cecil
                                                 ______________________
                                                 Joe D. Cecil
                                                 Vice President and Comptroller

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated:

                SIGNATURE                                     TITLE                                 DATE

        /S/ Charles R. Williamson *             Chairman of the Board of Directors           October 11, 2002
        _______________________                    and Chief Executive Officer
          Charles R. Williamson                   (Principal Executive Officer)

                                                President, Chief Operating Officer
          ____________________                             and Director
             Timothy H. Ling

        /S/ Terry G. Dallas *                        Executive Vice President                October 11, 2002
        _______________________                   and Chief Financial Officer
             Terry G. Dallas

        /S/ Joe D. Cecil                          Vice President and Comptroller             October 11, 2002
        _______________________                  (Principal Accounting Officer)
              Joe D. Cecil

                                                             Director
          --------------------
             John W. Amerman

        /S/ John W. Creighton, Jr. *                         Director                        October 11, 2002
        _______________________
         John W. Creighton, Jr.

        /S/ James W. Crownover *                             Director                        October 11, 2002
        _______________________
           James W. Crownover

                                       19

                SIGNATURE                                     TITLE                                 DATE


        /S/ Frank C. Herringer *                             Director                        October 11, 2002
        _______________________
          Frank C. Herringer

        /S/ Donald B. Rice *                                 Director                        October 11, 2002
        _______________________*
             Donald B. Rice

        /S/ Kevin W. Sharer *                                Director                        October 11, 2002
        _______________________
             Kevin W. Sharer

        /S/ Marina v.N. Whitman *                            Director                        October 11, 2002
        _______________________
           Marina v.N. Whitman


* By  /S/ Joe D. Cecil
      _____________________
        Joe D. Cecil
        Attorney-in-Fact

                                  EXHIBIT INDEX
EXHIBIT
NUMBER                              EXHIBIT

4.1 Restated Certificate of Incorporation of Unocal, dated as of January 31, 2000, and currently in effect (incorporated by reference to Exhibit
         3.1 to Unocal's Annual Report on Form 10-K for the year ended December 31, 1999, File No. 1-8483). *

4.2 Bylaws of Unocal, as amended through October 31, 2001, and currently in effect (incorporated by reference to Exhibit 3 to Unocal's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 1-8483). *

4.3 Rights Agreement, dated as of January 5, 2000, between Unocal and Mellon Investor Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4 to Unocal's Current Report on Form 8-K dated January 5, 2000, File No. 1-8483), as amended by Amendment to Rights Agreement, dated as of March 27, 2002 (incorporated by reference to Exhibit 10 to Unocal's Current Report on Form 8-K dated March 27, 2002, File No. 1-8483), and as further amended by Amendment No. 2 to Rights Agreement, dated as of August 2, 2002 (incorporated by reference to Exhibit 10 to Unocal's Current Report on Form 8- K dated August 2, 2002, File No. 1-8483). *

5 Opinion of Dennis P.R. Codon, Esq., Senior Vice President, Chief Legal Officer and General Counsel of Unocal.

23.1     Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Dennis P.R. Codon, Esq., Senior Vice President, Chief Legal Officer and General Counsel of Unocal (included in Exhibit 5).

24       Power of Attorney. *

------------------
* Previously filed.